Exhibit 10.1

Name:
Number of Appreciation Units:
Date of Grant:

SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II

SUNGARD MANAGEMENT INCENTIVE PLAN

FORM OF PERFORMANCE BASED APPRECIATION UNIT AWARD AGREEMENT

THIS AWARD AND ANY SECURITIES ISSUED UPON THE PAYMENT OF THIS APPRECIATION UNIT AWARD ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AND REQUIREMENTS RELATING TO SALE AND OTHER PROVISIONS AS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT AMONG SUNGARD CAPITAL CORP., SUNGARD CAPITAL CORP. II, SUNGARD HOLDING CORP., SUNGARD HOLDCO LLC, SUNGARD DATA SYSTEMS INC., AND CERTAIN STOCKHOLDERS OF SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II, DATED AS OF NOVEMBER 7, 2012 (AS IN EFFECT FROM TIME TO TIME, THE “STOCKHOLDERS AGREEMENT”).

SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II STRONGLY ENCOURAGE YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.

This agreement (the “Agreement”) evidences the Award granted by SunGard Capital Corp., a Delaware corporation (the “Company”), and SunGard Capital Corp. II, a Delaware corporation (“Lowerco” and together with the Company, the “Companies”), to the undersigned (the “Grantee”) pursuant to, and subject to the terms of, the SunGard 2005 Management Incentive Plan (as amended from time to time, the “Management Incentive Plan”), which is incorporated herein by reference and of which the Grantee hereby acknowledges receipt. The Award provides for the grant of Appreciation Units (as defined below) on the terms set forth herein and in the Management Incentive Plan.

1. Grant of Appreciation Units. The Company and Lowerco (as applicable) grant to the Grantee, as of the above Date of Grant, an Award equal to the number of Appreciation Units set forth above, on the terms provided herein and in the Management Incentive Plan. The Appreciation Units evidenced by this Agreement are granted to the Grantee in an Employment capacity as an employee of the Employer.

2. Appreciation Unit Account. The Company shall establish and maintain an Appreciation Unit account (the “Account”) as a bookkeeping account on its records for the Grantee and shall record in the Account the number of Appreciation Units awarded to the Grantee. No Shares (as defined below) shall be issued to the Grantee at the time the Award is made, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Companies with respect to any Appreciation Units recorded in the Account. The Grantee shall not have any interest in any fund or specific assets of the Companies by reason of this Award or the Account established for the Grantee.

3. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used in this Agreement shall have the same meaning as in the Management Incentive Plan. The following terms shall have the following meanings:1

(a)	“Appreciation Unit” means an award to be paid in Shares as set forth in Section 5.

(b)	“Change of Control” has the meaning set forth in the Stockholders Agreement, without regard to any subsequent amendment thereof.

(c)	“Disability” has the meaning set forth in the Stockholders Agreement, without regard to any subsequent amendment thereof.

(d)	“Employer” means the Company or its Affiliate with which the Grantee has entered into an Employment relationship.

(e)	“Fair Market Value” means the fair market value of a Unit or Shares, as applicable, on the applicable date, as determined by the Administrator or the Board. As long as Shares are not traded on an established securities market, Fair Market Value will be determined by the Board quarterly, in accordance with the Stockholders Agreement (without regard to any subsequent amendment thereof), either at a meeting of the Board or by written consent in lieu of a meeting. If any stock of either of the Companies becomes publicly traded on an established securities market, the Fair Market Value of a Share shall be the closing price of a Share during regular trading hours on the applicable securities market on the applicable date, or, if no sales occurred on such date, on the next preceding date on which there were sales of Shares.

(f)	“Payment Date” has the meaning set forth in Section 5.

(g)	“Performance Period” means the -year period beginning on the Date of Grant.

(h)	“Restrictive Covenant” means any of the restrictive covenants set forth in Exhibit A, which is incorporated herein by reference.[2]

(i)	“Shares” means Class A Common shares, Class L Common shares, and Lowerco Preferred shares, provided that if any stock of either of the Companies becomes publicly traded on an established securities market, a “Share” means a share of the publicly traded securities.

(j)	“Unit” means an undivided interest in (i) 1.3 Class A Common shares, (ii) 0.1444 Class L Common shares, and (iii) 0.05 Lowerco Preferred shares, as long as Shares are not traded on an established securities market. If any stock of either of the Companies becomes traded on an established securities market, a “Unit” means an undivided interest in a share of the publicly traded stock.

1	Some of the defined terms for certain grants may be set forth in the Grantee’s employment agreement.
2	The Restrictive Covenants for certain grants may be set forth in the Grantee’s employment agreement instead of in an Exhibit.

4. Vesting of Appreciation Units. The Appreciation Units shall be subject to forfeiture until the Appreciation Units vest. The Appreciation Units shall vest, in accordance with Schedule A, based on attainment of the performance goals specified on Schedule A and the Grantee’s continued Employment until the          anniversary of the Date of Grant;3 provided, however, that:

(a)	The Appreciation Units shall become fully vested upon a Change of Control during the Performance Period if the Grantee continues in Employment through the date of the Change of Control, and such vested Appreciation Units shall be paid in accordance with Section 5.

(b)	If the Grantee’s Employment with the Employer terminates during the Performance Period as a result of the Grantee’s death or Disability, then (i) the Grantee shall vest in any Appreciation Units for which the stock price thresholds have been met in accordance with Schedule A before the termination date, and any such Appreciation Units that vest shall be paid in accordance with Section 5, and (ii) any unvested Appreciation Units shall be forfeited.

(c)	If the Grantee’s Employment terminates for any reason other than death or Disability, then all of the unpaid Appreciation Units shall be forfeited.

5. Payment of Appreciation Units.

(a)	The Grantee’s vested Appreciation Units shall be paid upon the “Payment Date,” which is defined as the first to occur of (i) a Change of Control that meets the requirements of a “change in control event” under Section 409A of the Code, (ii) the Grantee’s termination of Employment from the Employer as a result of the Grantee’s death or Disability, or (iii) the anniversary of the Date of Grant. All payments to be made under this Agreement upon a termination of Employment shall only be made upon the Grantee’s “separation from service” within the meaning of Section 409A of the Code, and distributions shall be made at a time and in a manner consistent with Section 409A.

(b)	When the vested Appreciation Units become payable on the Payment Date, the Company shall pay to the Grantee an amount, in Shares, equal to (i) the number of the Grantee’s vested Appreciation Units multiplied by (ii) the excess of the Fair Market Value of a Unit on the Payment Date over $ , subject to satisfaction of the Grantee’s tax withholding obligations as described below. The amount so determined will be divided by the Fair Market Value of a Unit on the Payment Date (or the Fair Market Value of a Share on the Payment Date if the Shares are traded on an established securities market), to determine the number of Shares to

3	Alternatively, the vesting schedule for certain grants of Appreciation Units require continued employment through the date on which the stock price thresholds are met. Such grants will provide that, if the Grantee’s Employment with the Employer terminates during the Performance Period for any reason other than Cause, the Grantee shall receive any previously vested Appreciation Units in accordance with Section 5, and any unvested Appreciation Units shall be forfeited. If the Grantee’s employment terminates for Cause, then all of the unpaid Appreciation Units shall be forfeited.

be distributed. Payment shall be made in the form of fully vested Shares under the Management Incentive Plan. A fractional Share may be paid in cash, or in a Share or fractional Share, as determined by the Administrator. Payment shall be made within 30 days after the Payment Date, subject to Sections 14, 15, and 19. If payment is required to be delayed pursuant to Section 14, for purposes of measuring the amount and number of Shares to be paid, the Payment Date will be the earliest date as of which distribution may be made under Section 14.

6. Certain Calls and Puts. The Shares issued under this Agreement are subject to the call and put rights contained in Section 6 of the Stockholders Agreement, while the Stockholders Agreement remains in effect, except that such put rights shall be granted only if and to the extent permitted by the Code (including Section 409A thereof); provided, however, that the call rights contained in Section 6 of the Stockholders Agreement shall not apply in the event of a termination resulting from Disability or death.

7. Share Restrictions, etc. Except as expressly provided herein, the Grantee’s rights hereunder and with respect to any Shares received upon payment in accordance with Section 5 herein are subject to the restrictions and other provisions contained in the Stockholders Agreement, while the Stockholders Agreement remains in effect.

8. Forfeiture. Upon delivery of Shares pursuant to vested Appreciation Units, the Grantee shall certify on a form acceptable to the Administrator that the Grantee is, and at all times during and after Employment has been, in compliance with the Restrictive Covenants and all other agreements between the Grantee and the Company or any of its Affiliates. If the Company determines that the Grantee is not, or at any time during or after Employment has not been, in compliance with one or more of the Restrictive Covenants or with the provisions of any agreement between the Grantee and the Company or any of its Affiliates, and such non-compliance has not been authorized in advance in a specific written waiver from the Company or the applicable party, the Administrator may cancel any unpaid Appreciation Units. The Company shall also have the following (and only the following) additional remedies:

(a)	During the six months after any delivery of Shares pursuant to vested Appreciation Units, such payment may be rescinded at the Company’s option if the Grantee fails, or at any time during or after Employment has failed, to comply in any material respect with the terms of the Restrictive Covenants or of any other agreement with the Company or any of its Affiliates or if the Grantee breaches, or at any time during or after Employment has breached, any duty to the Company or any of its Affiliates. The Company shall notify the Grantee in writing of any such rescission within one year after such delivery. Within ten days after receiving such a notice from the Company, the Grantee shall remit or deliver to the Company as applicable (i) the amount of any gain realized upon the sale of any Shares received upon payment of the Appreciation Units, (ii) any consideration received upon the exchange of any Shares (or to the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange), and (iii) the number of Shares received in connection with the rescinded delivery.

(b)	The Company shall have the right to offset against any Shares and cash amounts due to the Grantee, including by reason of the Grantee’s interest in the Appreciation Units, any amounts to which the Company is entitled as a result of the Grantee’s violation of the terms of the Restrictive Covenants or of any other agreement with the Company or any of its Affiliates or the Grantee’s breach of any duty to the Company or any of its Affiliates; provided, however, that no offset shall accelerate or defer the distribution date of amounts payable under this Agreement in violation of Section 409A of the Code, and any offset in violation of Section 409A shall be null and void. Accordingly, the Grantee acknowledges that (i) the Company may withhold delivery of any Shares or cash amount, (ii) the Company may place the proceeds of any sale or other disposition of Shares in an escrow account of the Company’s choosing pending resolution of any dispute with the Company, and (iii) the Company has no liability for any attendant market risk caused by any such withholding, or escrow, subject, however, to compliance with the requirements of Section 409A of the Code.

The Grantee acknowledges and agrees that the calculation of damages from a breach of any of the Restrictive Covenants or of any other agreement with the Company or any of its Affiliates or of any duty to the Company or any of its Affiliates would be difficult to calculate accurately and that the right to offset or other remedy provided for herein is reasonable and not a penalty. The Grantee further agrees not to challenge the reasonableness of such provisions even where the Company rescinds, delays, withholds, or escrows Shares, cash, or proceeds or uses Shares, cash, or proceeds as a setoff.

9. Legends. Shares issued upon the payment of the vested Appreciation Units shall bear such legends as may be required or provided for under the terms of the Stockholders Agreement.

10. Transfer of Appreciation Units. The Appreciation Units may only be transferred by the laws of descent and distribution, or to a legal representative in the event of the Grantee’s incapacity and, in the case of Shares, in accordance with the terms of the Stockholders Agreement.

11. Withholding. Any payment of the Shares and other amounts in accordance with this Agreement will give rise to compensation income which may be subject to applicable tax withholding. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to a payment under Section 5, are subject to the Grantee promptly paying to the Companies all taxes required to be withheld. The Administrator may require that the Grantee pay any tax withholding or other amounts required to be paid by the Companies or any Affiliate with respect to the grant or vesting of the Appreciation Units or the payment of any Shares or other amounts attributable to the Appreciation Units under this Agreement at such time as the Administrator determines. The Grantee authorizes the Companies and its Affiliates to withhold all required tax withholding amounts from any amounts payable under this Agreement or otherwise owed to the Grantee. Unless the Administrator determines otherwise, any tax withholding obligation with respect to the payment of Shares shall be satisfied by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax amount.

12. Grant Subject to Management Incentive Plan Provisions. This Award is made pursuant to the Management Incentive Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Management Incentive Plan. The Award and any payments attributable to the vested Appreciation Units are subject to interpretations, regulations, and determinations concerning the Management Incentive Plan established from time to time by the Administrator in accordance with the provisions of the Management Incentive Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification, or listing of the shares issued under the Management Incentive Plan, (ii) changes in capitalization, and (iii) requirements of applicable law. The Administrator shall have the authority to interpret and construe the Appreciation Units pursuant to the terms of the Management Incentive Plan, and its decisions shall be conclusive as to any questions arising hereunder. By participating in the Management Incentive Plan, the Grantee acknowledges that all decisions and determinations of the Administrator shall be final and binding on the Grantee, the Grantee’s beneficiaries, and any other persons having or claiming an interest under an Award.

13. Effect on Employment. Neither the grant of the Appreciation Units, nor the issuance of Shares or other payments made in accordance with this Agreement, shall give the Grantee any right to be retained in the employ of the Company, Lowerco, or any of their Affiliates, affect the right of the Company, Lowerco, or any of their Affiliates to discharge or discipline the Grantee at any time, or affect any right of the Grantee to terminate the Grantee’s Employment at any time, subject to applicable local law and the terms of any employment agreement.

14. Delay in Payments for Specified Employees. Notwithstanding anything in this Agreement to the contrary, if the Grantee is a “specified employee” of a publicly traded corporation under Section 409A of the Code at the time of separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after the separation from service pursuant to Section 409A of the Code, payment of such amount shall be delayed as required by Section 409A of the Code, and the accumulated postponed amount shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Grantee dies during the postponement period prior to the payment of the postponed amount, the accumulated postponed amount shall be paid to the personal representative of the Grantee’s estate within 60 days after the date of the Grantee’s death.

15. Section 409A. It is intended that the Appreciation Units awarded hereunder shall comply with the requirements of Section 409A of the Code (and any regulations and guidelines issued thereunder), and this Agreement shall be interpreted on a basis consistent with such intent. Payments shall only be made upon an event and in a manner permitted by Section 409A of the Code. Each payment under this Agreement is considered a separate payment for purposes of Section 409A of the Code. As provided under Section 409A, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Grantee, the payment will be treated as made upon the date specified hereunder if the payment is made during the first calendar year in which calculation of the amount of the payment is administratively practicable. This Agreement may be amended without the consent of the Grantee in any respect deemed by the Administrator to be necessary in order to preserve compliance with Section 409A of the Code. No action or failure to act pursuant to this Section shall subject the Companies or any Affiliate thereof to any claim, liability, or expense, and neither the Companies nor any Affiliate thereof shall have any obligation to indemnify or otherwise protect the Grantee from the obligation to pay any taxes pursuant to Section 409A of the Code.

16. Nature of Grant; No Entitlement; No Claim for Compensation. The Grantee, in accepting the Appreciation Units, represents and acknowledges the following:

(a)	The Management Incentive Plan was established voluntarily by the Company; it is discretionary in nature, and may be modified, amended, suspended, or terminated by the Company at any time.

(b)	The grant of the Appreciation Units is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c)	All decisions with respect to future awards, if any, will be at the sole discretion of the Administrator.

(d)	The Appreciation Units and any Shares acquired under the Management Incentive Plan are extraordinary items that are outside the scope of the Grantee’s employment contract, if any, and are not part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, or end of service payments, bonuses, long-service awards, or pension or retirement or welfare benefits or similar payments.

(e)	The Appreciation Units and the Shares subject to the Appreciation Units are not intended to replace any pension rights or compensation.

(f)	The Grantee has not been induced to participate in the Management Incentive Plan by any expectation of employment or continued employment with the Company or any of its Affiliates.

(g)	In the event that the Grantee’s Employer is not the Company, the grant of the Appreciation Units will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Appreciation Units will not be interpreted to form an employment contract with the Grantee’s Employer or any Affiliate.

(h)	The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Grantee vests in the Appreciation Units and receives Shares, the value of the acquired Shares may increase or decrease. The Grantee understands that the Companies are not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the Appreciation Units or the Shares.

(i)	In consideration of the grant of the Appreciation Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Appreciation Units or diminution in value of the Appreciation Units or any of the Shares issuable under the Appreciation Units from termination of the Grantee’s employment by the Company or the Grantee’s Employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws), or notice to terminate employment having been given by the Grantee or the Grantee’s Employer, and the Grantee irrevocably releases the Grantee’s Employer, the Company, and its Affiliates, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such claim.

17. Data Privacy.

(a)	The Grantee hereby explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by and among, as applicable, the Grantee’s Employer, the Company, and its Affiliates for the exclusive purpose of implementing, administering, and managing the Grantee’s participation in the Management Incentive Plan.

(b)	The Grantee understands that the Grantee’s Employer, the Company, and its Affiliates, as applicable, hold certain personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation, and the fact and conditions of the Grantee’s participation in the Management Incentive Plan, including, but not limited to, the Grantee’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its Affiliates, and details of all options, awards, or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in the Grantee’s favor, for the purpose of implementing, administering, and managing the Management Incentive Plan (the “Data”).

(c)

The Grantee understands that the Data may be transferred to the Company, an Affiliate, and any third parties assisting in the implementation, administration, and management of the Management Incentive Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Grantee’s participation in the Management Incentive Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer, and manage the Grantee’s participation in the Management Incentive Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Management Incentive Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

18. Severability. If any provision of this Agreement, or part thereof, is held to be unenforceable, then it shall be reformed so as to be enforceable consistent with the parties’ intent. Only if such unenforceable provision (or part thereof) cannot be reformed shall such provision (or part thereof) be severed from this Agreement and such unenforceability will not affect any other provision (or part thereof) of this Agreement.

19. Compliance with Laws, Regulations, and Policies. The issuance of any Shares pursuant to the vested Appreciation Units shall be subject to compliance by the Companies and the Grantee with all applicable requirements of law relating thereto (including, without limitation, foreign securities and exchange control requirements). The inability of the Companies to lawfully issue Shares or the inability of the Companies and/or the Grantee to obtain approval from any regulatory body having authority deemed by the Companies to be necessary to the lawful issuance of any Shares hereby shall relieve the Companies of any liability with respect to the non-issuance of the Shares. The Appreciation Units, and all Shares and other amounts payable pursuant to the Appreciation Units, are subject to the terms of any applicable clawback and other policies adopted by the Board.

20. Adjustment of Awards. In addition to the authority to make adjustments pursuant to Section 7(b) of the Management Incentive Plan, the Administrator may modify the terms of the Award as the Administrator deems appropriate, in good faith, to take account of a change in circumstances occasioned by a stock dividend or other similar distribution (whether in the form of stock, other securities or other property), stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock, any change in the capital structure of the Company or an Affiliate or other transaction or event (including a sale of a significant business of the Company or an Affiliate). For the avoidance of doubt, pursuant to Section 7(b) of the Management Incentive Plan or the preceding sentence, the Administrator may adjust any terms of the Award, including by increasing or decreasing the base price used for purposes of determining the value of Appreciation Units and adjusting the performance goals, as the Administrator in its sole discretion deems appropriate to prevent enlargement or diminution of benefits intended to be provided under this Agreement. Without limiting the foregoing, to the extent consistent with Section 409A of the Code, the Administrator may provide for the payment or accrual of amounts in cash, or for other adjustments to the Award, upon the payment of a cash dividend or distribution, or upon a substantially pro rata redemption or repurchase, with respect to shares to which the Award relates.

21. Benefits Not Funded. The obligation to pay the Grantee’s Award shall at all times be an unfunded and unsecured obligation of the Companies. The Companies shall not have any obligation to establish any trust or escrow arrangement, nor shall the Companies have any fiduciary relationship for the purpose of segregating funds for the payment of the Award. The Grantee, and any other person with an interest under the Management Incentive Plan, shall look solely and exclusively to the general assets of the Companies for the payment of the Appreciation Units. The interest of the Grantee, and any other person with an interest in the Management Incentive Plan, in any benefits that become payable under the Management Incentive Plan shall be no greater than that of an unsecured creditor of the Companies.

22. Satisfaction of Claims. Any payment made to the Grantee or the Grantee’s legal representative or estate in accordance with the terms of the Management Incentive Plan shall to the extent thereof be in full satisfaction of all claims with respect to that payment which such person may have against the Management Incentive Plan, the Administrator (or its designate), or the Companies (or any Affiliate), any of whom may require the Grantee or the Grantee’s legal representative or estate, as a condition precedent to such payment, to execute a receipt and release in such form as shall be determined by the Administrator.

23. Additional Terms and Conditions for Residents of Certain Countries.4 The following are additional terms and conditions that govern an Award granted to a Grantee resident in one of the countries listed below. In addition, if a Grantee relocates to one of the countries included below, the special terms and conditions for such country will apply to the Grantee to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Management Incentive Plan.

(a)	For Residents of Australia:

(i)	This Agreement has been prepared for the purpose of providing general information, without taking account of the Grantee’s objectives, financial situation, or needs. The Grantee should, before making any decisions, consider the appropriateness of the information in this Agreement, and seek professional advice, having regard to the Grantee’s objectives, financial situation, and needs.

(ii)	The Companies are not licensed to provide financial product advice in Australia in relation to the Appreciation Units and recommend that the Grantee read the Management Incentive Plan and this Agreement in full before making a decision to accept an offer of Appreciation Units. There is no cooling-off regime in Australia that applies in respect of the offer of Appreciation Units.

4	Not all Agreements will include this Section.

(iii)	If the Grantee acquires Shares under the Management Incentive Plan and offers such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Grantee should obtain legal advice on disclosure obligations prior to making any such offers.

(b)	For Residents of Canada:

(i)	Notwithstanding Section 11, the Grantee may elect (in accordance with the procedures established by the Company) to pay any withholding tax in cash. If the Grantee does not make a timely election, then unless the Administrator determines otherwise, the Grantee will be deemed to have elected to pay the withholding tax by having the Company withhold Shares as provided in Section 11.

(ii)	Additional Terms for Residents of Quebec: The following additional provisions apply for residents of Quebec:

A.	Data Privacy: The Grantee hereby authorizes the Companies’ representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Management Incentive Plan. The Grantee further authorizes the Companies and the Administrator which administers the Management Incentive Plan, to disclose and discuss the Management Incentive Plan with their advisors. The Grantee further authorizes the Companies to record such information and to keep such information in the Grantee’s employee file.

B.	Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices, and legal proceedings entered into, given, or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

(c)

For Residents of China: The issuance of Shares pursuant to the vested Appreciation Units shall be subject to compliance by the Companies and the Grantee with all applicable requirements of the laws and rules of the People’s Republic of China including, without limitation, the State Administration of Foreign Exchange (“SAFE”). Such laws and rules may require that the Shares be held in a Company-designated brokerage account following issuance, that any acquired Shares be sold upon issuance or within a designated period of time following termination of employment and/or that sales proceeds from the sale of the Shares be remitted to the People’s Republic of China and distributed to the Grantee in accordance with applicable requirements.

(d)	For Residents of Hong Kong: The Appreciation Units and the Shares to be issued upon vesting of the Appreciation Units do not constitute a public offer of securities and are available only for employees of the Company or a subsidiary.

WARNING: The contents of the Agreement and the Management Incentive Plan have not been reviewed by any regulatory authority in Hong Kong. The Grantee is advised to exercise caution in relation to the Appreciation Units. If the Grantee is in any doubt as to the contents of the Agreement or the Management Incentive Plan, the Grantee should obtain independent professional advice.

(e)	For Residents of Singapore: The Appreciation Units have been granted pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Management Incentive Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Grantee should note that the Appreciation Units are subject to section 257 of the SFA and Grantee will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Appreciation Units in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

(f)	For Residents of Switzerland: The grant of the Appreciation Units under the Management Incentive Plan is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

24. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

By acceptance of the Appreciation Units, the undersigned agrees hereby to become a party to, and be bound by the terms of, the Stockholders Agreement as a “Manager” as defined therein, this Agreement, and the Management Incentive Plan.

Executed as of the Date of Grant.

SunGard Capital Corp. and	SUNGARD CAPITAL CORP.
SunGard Capital Corp. II	SUNGARD CAPITAL CORP. II

By:

Grantee

I ACKNOWLEDGE THAT I HAVE RECEIVED A COPY OF THIS AGREEMENT AND CERTAIN RELATED INFORMATION, AND THAT I HAVE READ AND UNDERSTOOD THESE DOCUMENTS. I ACCEPT AND AGREE TO ALL OF THE PROVISIONS OF THIS AGREEMENT. I AGREE THAT ALL DECISIONS AND DETERMINATIONS OF THE ADMINISTRATOR SHALL BE FINAL AND BINDING ON ME AND ON ANY OTHER PERSON HAVING OR CLAIMING A RIGHT UNDER THIS AGREEMENT.

Grantee

Schedule A

Vesting Schedule

(1)	Stock Price Thresholds.

The Appreciation Units shall vest on the          anniversary of the Date of Grant, or on the Grantee’s earlier termination of Employment as a result of death or Disability, if and to the extent that the Appreciation Units have been “earned” prior to such time based on the achievement of the stock price thresholds described in this Schedule A. During the Performance Period, the Appreciation Units are considered to be “earned” on a Measurement Date (as defined below) if and to the extent that the “Average Value” (as defined below) exceeds $        , but only to the extent that the Appreciation Units have not been earned on a previous Measurement Date.5

100% of the Appreciation Units shall be earned if, during the Performance Period, the Average Value on a Measurement Date equals or exceeds $        . If, during the Performance Period, the Average Value on a Measurement Date falls between $         and $        , the percentage of Appreciation Units that are earned on the Measurement Date will be based on linear interpolation. The percentage of earned Appreciation Units shall be cumulative, and in no event shall more than 100% of the Appreciation Units be earned.

Any Appreciation Units that are not earned by the end of the Performance Period shall be forfeited as of the end of the Performance Period. Any Appreciation Units that are earned and vest during the Performance Period will be payable as described in Section 5 of the Agreement.

(2)	Measurement with Respect to Appreciation Units.

Average Value shall be determined by the Board on each Measurement Date, beginning with the first Measurement Date during the Performance Period, and the Board shall determine the number of Appreciation Units, if any, that are earned as of the Measurement Date based on such Average Value.

(3)	Definitions.

(a) “Average Value” shall mean as follows:

(i) If Shares are not traded on an established securities market, “Average Value” shall mean (A) with respect to the “First Quarter Measurement Date” (as defined in subsection (c) below), the average of the Fair Market Value of a Unit based on financial results for the first quarter of the current calendar year and the fourth quarter of the prior calendar year (e.g., for the First Quarter Measurement Date in 2014, the average of the Fair

[5]	Certain Appreciation Units vest based on attainment of the stock price thresholds and continued service through the date on which the stock price thresholds are met, without the continuing service requirement through the end of the performance period. For such awards, references in this Schedule A to Appreciation Units being “earned” if the performance measures are satisfied instead reference the Appreciation Units being “vested” if the stock price thresholds are met.

Market Value of a Unit based on financial results for the quarters ending March 31, 2014 and December 31, 2013), and (B) with respect to the “Third Quarter Measurement Date” (as defined in subsection (c) below), the average of the Fair Market Value of a Unit based on financial results for the second and third quarters of the current calendar year (e.g., for the Third Quarter Measurement Date in 2013, the average of the Fair Market Value of a Unit based on financial results for the quarters ending June 30, 2013 and September 30, 2013), in each case rounded to the nearest $0.01, as determined by the Board.

(ii) If Shares are traded on an established securities market, “Average Value” shall mean the average Fair Market Value of a Share for the 20 consecutive trading day period ending on a Measurement Date, rounded to the nearest $0.01, as determined by the Board.

(b) “Earnings Release” shall mean the quarterly press release in which the Company publicly discloses the financial results of the applicable quarter, as determined by the Board.

(c) “Measurement Date” shall mean as follows:

(i) If Shares are not traded on an established securities market, a “Measurement Date” shall mean each of the following dates during the Performance Period: (A) the date on which the Board determines the Fair Market Value of the Shares underlying a Unit based on financial results for the first quarter of each calendar year during the Performance Period (the “First Quarter Measurement Date”), either at a meeting of the Board or by written consent in lieu of a meeting; and (B) the date on which the Board determines the Fair Market Value of the Shares underlying a Unit based on financial results for the third quarter of each calendar year during the Performance Period (the “Third Quarter Measurement Date”), either at a meeting of the Board or by written consent in lieu of a meeting.

(ii) If Shares are traded on an established securities market, a “Measurement Date” shall mean each of the following dates during the Performance Period: (A) the last day of the 20 consecutive trading day period following the Earnings Release for the first quarter of each calendar year during the Performance Period; (B) the last day of the 20 consecutive trading day period following the Earnings Release for the third quarter of each calendar year during the Performance Period; and (C) the last day of the Performance Period.

Exhibit A

Restrictive Covenants

1. The “Restricted Period” means the period during the Grantee’s Employment and continuing until the date that is six months following the final delivery of Shares under this Agreement. The “Post-Termination Restricted Period” is that portion of the Restricted Period beginning on the Grantee’s Date of Termination and ending on the six month anniversary of the date of final delivery of Shares under this Agreement. “Date of Termination” means the date that the termination of the Grantee’s Employment with Employer is effective on account of the Grantee’s death, the Grantee’s Disability, or termination by Employer or by the Grantee, as the case may be.

2. Except as noted in subsection 2(c),

(a)	The Grantee will not render services during the Restricted Period for any organization or engage directly or indirectly in any business which, in the judgment and sole determination of the Chief Executive Officer of the Company (the “CEO”) or another senior officer designated by the Committee, is or becomes competitive with any business of the Company and/or its Affiliates (together, for purposes of this Exhibit A, “Company”) with respect to which the Grantee had significant involvement or responsibility during his or her Employment (the “Grantee’s Business”), or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company with respect to the Grantee’s Business. The foregoing covenant shall apply to any such business or organization that operates in the same geographic location anywhere in the world in which the Grantee’s Business operates, unless Grantee’s responsibilities were limited to a defined territory or market. If Grantee’s responsibilities were limited to a defined territory or market, then this covenant will apply only to any territory or market for which Grantee was responsible during the last two years of Grantee’s employment with the Company. If the Grantee’s Employment with the Company has terminated, the judgment of the CEO or other designated officer will be based on the Grantee’s position and responsibilities while employed by the Company, the Grantee’s post-employment responsibilities, and position with the other organization or business, the extent of past, current, and potential competition or conflict between the Company and the other organization or business, the effect on the Company’s customers, suppliers, employees, and competitors of the Grantee’s assuming the post-employment position, and such other considerations as are deemed relevant given the applicable facts and circumstances.

(b)

During the Restricted Period, the Grantee will not solicit or contact at any time, directly or through others, for the purpose or with the effect of competing or interfering with or harming any part of the Company’s business, (a) any customer or acquisition target under contract with the Company at any time during the last two years of the Grantee’s Employment with the Company; (b) any prospective customer or acquisition target that received or requested a proposal, offer, or letter of intent from the Company at any time during the last two years of the Grantee’s Employment with the Company; (c) any affiliate of any such customer or prospect; and (d) any of the individual contacts established by the Company or the Grantee or others at the Company during the period of the Grantee’s Employment with the Company.

(c)	The foregoing covenants shall apply to the Post-Termination Restricted Period only if the Grantee was not a resident of California on the Grantee’s Date of Termination and is not a resident of California during the Post-Termination Restricted Period.

3. At all times during the Grantee’s Employment and after the Grantee’s Date of Termination, the Grantee will not disclose to anyone outside the Company, or use other than in and for the sole benefit of the Company’s business, any confidential or proprietary information or material relating to the business of the Company (“Proprietary Information”) acquired or developed by the Grantee during Employment with the Company. The Grantee understands that the Company’s Proprietary Information includes, by way of example and not limitation, the following information that is not generally available to the public nor readily ascertainable by the public, which has been subject to reasonable procedures of confidentiality, and has value to the Company’s business and, if disclosed, likely would have value to the business of the Company’s competitors: (a) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts; (b) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (c) pricing policies, information about costs, profits and sales, methods of delivering software and services, marketing and sales strategies, and software and service development strategies; (d) source code, object code, specifications, user manuals, technical manuals and other documentation for software products; (e) screen designs, report designs and other designs, concepts and visual expressions for software products; (f) employment and payroll records; (g) forecasts, budgets, acquisition models and other non-public financial information including performance targets for incentive based awards; and (h) expansion plans, business or development plans, management policies, information about possible acquisitions or divestitures, potential new products, markets or market extensions, and other business and acquisition strategies and policies. Proprietary Information does not include information that is generally available to, or known by, the public without violation of any applicable trade secret law or breach of a contractual covenant of confidentiality by Employee or any current or former employee, contractor or others in such relationships with the Company.

4. The Grantee will promptly communicate to the Company, in writing, all marketing strategies, product ideas, software designs and concepts, software enhancement and improvement ideas, and other ideas and inventions (collectively, “works and ideas”) pertaining to the Company’s business, whether or not patentable or copyrightable, that are made, written, developed, conceived or reduced to practice by the Grantee, alone or with others, at any time (during or after business hours) while the Grantee is employed by the Company or during the three months after the Grantee’s Date of Termination. The Grantee understands that all of those works and ideas will be the Company’s exclusive property, and by accepting the Appreciation Units the Grantee hereby assigns all the Grantee’s right, title and interest in those works and ideas to the Company. The Grantee will sign all documents which the Company deems necessary to confirm its ownership of those works and ideas, and the Grantee will cooperate fully with the Company to allow the Company to take full advantage of those works and ideas, including the securing of patent and/or copyright protection and/or other similar rights in the United States and in foreign countries. Works and ideas, whether or not patentable or copyrightable, made, written, developed, conceived or reduced to practice by the Grantee, alone or with others, not subject to compelled assignment under this Section 4 are those that meet each of the following criteria: (a) are or were developed entirely on Grantee’s own time; and (b) are or were developed without use of any equipment, supplies, facility or Proprietary Information of the Company; and (c) (i) do not relate, at the time made, written, developed, conceived or reduced to practice, to the Company’s business or its actual or demonstrably anticipated research, development or business plans, or (ii) do not result from any service provided or work performed by Grantee for the Company.

5. During the Restricted Period, the Grantee will not solicit or encourage, directly or indirectly,

(a)	any individual who is an employee or independent contractor of the Company during the Restricted Period (“Service Provider”), and also was an employee or independent contractor of the Company within the six months before Grantee’s Date of Termination, to terminate or reduce such employee’ or independent contractor’s relationship with the Company.

(b)	by use of any Proprietary Information, any Service Provider to terminate or reduce his, her or its employment or independent contractor relationship with the Company.

6. If any provision of this Exhibit A, or part thereof, is held to be unenforceable due to being overbroad with respect to time, geography or scope, then it shall be reformed so as to be enforceable consistent with the Company’s intent to award Appreciation Units only to Grantees who are contractually bound to protect, to the maximum extent permitted by applicable law, the Company’s Proprietary Information, business goodwill, relationships with customers, prospective customers, vendors and Service Providers, as well as the Company’s works and ideas. Only if such unenforceable provision (or part thereof) cannot be reformed, shall such provision (or part thereof) be severed from this Exhibit A and such unenforceability will not affect any other provision (or part thereof) of this Exhibit A or the Agreement of which this Exhibit A is a part.